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                                                                   EXHIBIT 10.31

                             STOCKHOLDERS AGREEMENT


         This STOCKHOLDERS AGREEMENT (this "Agreement") is made as of this 10th day of October, 1997 by and among Digital Television Services, Inc., a Delaware corporation (the "Company"), and the stockholders (the "Stockholders") listed on the signature pages hereto.

         WHEREAS, the Company was formerly a Delaware limited liability company known as Digital Television Services, LLC (the "LLC") and the Stockholders were all of the members of the LLC; and

         WHEREAS, in accordance with the Amended and Restated Limited Liability Company Agreement of the LLC (the "LLC Agreement"), the LLC has been converted into the Company pursuant to a Preferred Stock Corporate Conversion (as defined in the LLC Agreement); and

         WHEREAS, the LLC Agreement requires the Stockholders to enter into this Stockholders Agreement in order to set forth certain agreements with respect to the management of the Company, the transfer of the securities of the Company now owned or hereafter acquired by each of the Stockholders and certain other matters;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1. DEFINITIONS. When used herein, the following terms shall have the following meanings:

         "Affiliate" shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, or is under common control with, or is owned or controlled by, the specified Person. For purposes of this definition, (i) "control" means, with respect to any specified Person, either
(x) the beneficial ownership of 50% or more of the equity securities issued by such Person or (y) the power to direct the management and policies of the specified Person through the ownership of voting securities or other equity interests, by contract or otherwise, (ii) the terms "controlling," "control with" and "controlled by," etc., shall have meanings correlative to the foregoing, and (iii) the stockholders and partners of such Person shall be deemed to be Affiliates of such Person, provided, however for purposes of the limitation on transactions with Affiliates set forth in Section 2.3(a)(viii) (including the definition of Permitted Reimbursements), the percentage in clause
(i)(x) above shall be 10% and clause (iii) shall include officers, directors and employees.

         "Board of Directors" shall mean the board of directors of the Company.



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         "Certificate of Designations" shall mean the Certificate of
Designations of the PIK Preferred Stock as filed with the Secretary of State of the State of Delaware, as amended from time to time.

         "Change of Control of the Company" means (i) the merger, consolidation or other business combination of the Company or any of its Subsidiaries with or into, or the merger of, another Person (other than the Company or a Subsidiary of the Company) with or into the Company with the effect that, immediately after such transaction, the stockholders of the Company immediately prior to such transaction hold less than a majority in interest of the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction or less than 50% of the economic interests in such Person, or (ii) the acquisition by any Person or related group of Persons, by way of merger, sale, transfer, consolidation or other business combination or acquisition, of (x) all or substantially all of the assets, property or business of the Company, (y) more than 50% of the total voting power entitled to vote in the election of directors, managers or trustees of the Company or such other Person as survives the transaction, or (z) more than 50% of the economic interests in the Company or such other Person as survives the transaction.

         "Change of Control of Columbia" shall mean, and such Change of Control of Columbia shall be deemed to have occurred after, either of the following events:

         (A) if at any time, any Person or group of Persons other than those Persons identified in that certain Class A Unit Membership Interest Purchase Agreement between the LLC, Whitney, Fleet and Columbia dated as of February 10, 1997 as members of Columbia, partners of Columbia DBS Investors, L.P., shareholders of Columbia Capital Corporation or shareholders of Columbia DBS, Inc., and their Family Members shall own in the aggregate 50% or more of the partnership interests, member interests, capital stock or other equity interests in either Columbia or Columbia DBS Investors, L.P. or any successor entity to either of them, or

         (B) if at any time, Persons other than Robert B. Blow, James B. Murray, Jr., David P. Mixer, Mark R. Warner, Mark J. Kington, Harry F. Hopper III, R. Phillip Herget III, James Fleming, Barton Schneider, or Neil P. Byrne shall constitute a majority of the board of directors of the general partner of Columbia DBS Investors, L.P., the managers of Columbia, or otherwise have a majority of the votes on any board of directors, board of managers or similar governing body that has plenary authority over the business and affairs of Columbia or Columbia DBS Investors, L.P. or otherwise has the power to direct either of such Stockholder's investment in the Company.

         "Chisholm" shall mean Chisholm Partners III, L.P., a Delaware limited partnership.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law.


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         "Columbia" shall mean Columbia DBS Class A Investors, LLC, a Delaware limited liability company, or its successors or assigns.

         "Columbia Entities" shall mean Columbia Capital Corporation, Columbia, Columbia DBS, Inc. and Columbia DBS Investors, L.P.

         "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

         "Employee Stock Plan" shall mean the arrangements, terms and procedures that the Company may establish from time to time for the issuance of up to 100,000 shares of Common Stock (or such larger number of shares of Common Stock as may be approved by (i) the "Compensation Committee" of the Board of Directors, or if no such committee exists, the Board of Directors and (ii) the holders of at least 70% of the shares of PIK Preferred Stock) to employees or independent contractors of the Company or any Subsidiary at prices equal to the market value thereof as of the date of issuance and pursuant to such terms and conditions (including vesting) as the Board of Directors shall determine.

         "Family Member" shall mean (a) with respect to any individual, such individual's spouse, any descendants (whether natural, adopted or in the process of adoption), any trust all of the beneficial interests of which are owned by any of such individuals or by any of such individuals together with any organization described in Code Section 501(c)(3), the estate of any such individual, and any corporation, association, partnership or limited liability company all of the equity interests of which are owned by those above-described individuals, trusts or organizations and (b) with respect to any trust, the owners of the beneficial interests of such trust.

         "Fiscal Year" shall mean the calendar year.

         "Fleet" shall mean collectively, the group consisting of the following entities, or their successors: Fleet Venture Resources, Inc., a Rhode Island corporation, Fleet Equity Partners VI, L.P., a Delaware limited partnership, Chisholm and Kennedy Plaza Partners, a Rhode Island general partnership.

         "Interim Financing" shall mean the issuance by the Company of up to $25,000,000 of indebtedness prior to any Qualified Financing or IPO the proceeds of which are used to fund the Company's acquisition of NRTC System Nos. 0422, 1071, 0120, 0073, and 0164 located in Georgia and Alabama.

         "Liquidation Preference" shall have the meaning ascribed thereto in the Certificate of Designations.

         "NRTC" shall mean the National Rural Telecommunications Cooperative.

         "NRTC System" shall mean any one of the geographical areas within the United States of America specifically designated by the NRTC, within which the NRTC has granted to any Person rights to distribute direct broadcast satellite services.


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         "Permitted Reimbursements" shall mean the reimbursement by the Company or any of its Subsidiaries to the Columbia Entities, Whitney or Fleet, or any of their Affiliates of actual out-of-pocket travel expenses not to exceed $7,500 per year in the aggregate, and such other expenses as may be approved prior to payment by the Chief Executive Officer or Chief Financial Officer of the Company, and the Chisholm Designee and one Whitney Designee, which expenses in each case are incurred in connection with services to the Company or any Subsidiary in connection with the ongoing business and affairs (including financing and acquisitions) of the Company or any Subsidiary, other than services as a member of the Board of Directors or similar services associated with monitoring the investment by Columbia, Columbia DBS Investors, L.P. or Columbia DBS, Inc., Whitney or Fleet.

         "Permitted Transferee" shall mean (i) in the case of Whitney, Whitney's Affiliates and the Family Members of those Affiliates who are individuals, (ii) in the case of each entity comprising the collective definition of "Fleet", the Affiliates of such entity and the Family Member of those Affiliates who are individuals (iii) in the case of Columbia, (a) Columbia's general partner (Columbia Capital Corporation) and (b) Columbia Capital Corporation's and Columbia's Affiliates and the Family Members of those Affiliates who are individuals, and (iv) in the case of any other Stockholder, any Family Member of such Stockholder; provided, however, that in each case such Person shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement.

         "Person" shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

         "PIK Preferred Stock" shall mean the Series A Payment-in-Kind Convertible Preferred Stock, par value $.01 per share, of the Company.

         "Preferred Stockholders" shall mean the record holders of the PIK Preferred Stock and a "Preferred Stockholder" shall mean any one of them.

         "Prime Rate" as of a particular date shall mean the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as "the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks." If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published.

         "Qualified Financing" means the first issuance after February 10, 1997 of $50,000,000 or more of indebtedness by the Company or any Subsidiary in a single transaction, in which case the Company may issue equity (or rights to acquire equity) in the Company in the same transaction constituting no more than 5.0% of the outstanding capital stock of the Company on a fully-diluted basis without resulting in the price protection under Section 6(e)(iii) of the Certificate of Designations.


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         "Registration Rights Agreement" shall mean that certain registration rights agreement dated February 10, 1997, by and among the LLC and the members of the LLC on the date of such agreement.

         "Stock" shall mean the Common Stock and the PIK Preferred Stock.

         "Subsidiary" shall mean any entity more than 50% of the equity interests of which are owned directly or indirectly by the Company or more than 50% of the total voting power entitled to vote in the election of directors, managers, general partners or trustees of which is held directly or indirectly by the Company.

         "10% Stockholder" shall mean any Stockholder that holds at least 10% of all outstanding capital stock of the Company, and in all events the term "10% Stockholder" shall include Columbia, Columbia DBS Investors, L.P., Whitney, and each entity that is part of the group of entities collectively defined as "Fleet" herein.

         "Transfer" shall mean any sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including, without limitation, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process) of all or any portion of any asset.

         "Transfer Notice" shall mean written notice given to the Company and all Stockholders of all the details of any proposed Transfer of Stock including the name of the proposed transferee, the date of the proposed Transfer, the portion of the Stockholder's Stock to be transferred, the price or other consideration, if any, to be received, and a complete description of all noncash consideration to be received.

         "Vote Shift" shall mean (a) in the case there is a seven member Board of Directors, (i) the elimination of the extra vote held by each of the two directors entitled to two votes, and (ii) the increase in the number of votes held by the Chisholm Designee and one of the Whitney Designees, in each case from one vote to two votes, with the result that the Chisholm Designee and the Whitney Designees shall have, in the aggregate, five of the nine votes on the seven-member Board of Directors, and (b) in the case there is a nine member Board of Directors, (i) the increase in the number of votes held by the Chisholm Designee and one of the Whitney Designees from one vote to two votes each, and
(ii) the increase in the number of votes held by the other Whitney Designee from one vote to three votes, with the result that the Chisholm Designee and the Whitney Designees shall have, in the aggregate, seven of the thirteen total votes on the nine member Board of Directors.

         "Whitney" shall mean Whitney Equity Partners, L.P., a Delaware limited partnership, or its successors or assigns.

         SECTION 1.2. ADDITIONAL TERMS. The following terms shall have the meanings indicated or referred to in the following Sections of this Agreement:




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              Term                                        Section
              ----                                        -------
              1933 Act                                    4.2(d)
              AAA                                         6.10(b)
              AAA Rules                                   6.10(b)
              Agreement                                   Introductory Paragraph
              Appraisal Process                           4.5(a)
              Arbitration Notice                          6.10(c)
              Arbitrators                                 6.10(b)
              Change Notice                               5.1(b)
              Chisholm Designee                           5.1(a)
              Class B Units                               2.4(a)
              Closing                                     4.4(b)
              Company                                     Introductory Paragraph
              First Arbitrator                            6.10(e)
              Indirect Transfer                           4.3(b)(iv)
              LLC                                         Introductory Paragraph
              LLC Agreement                               Recitals
              Offered Stock                               4.3(a)
              Optional Purchase Event                     4.3(b)
              Petitioner                                  6.10(d)
              Respondent                                  6.10(d)
              Second Arbitrator                           6.10(e)
              Sole Arbitrator                             6.10(d)
              Third Arbitrator                            6.10(e)
              Valuation Date                              4.3(d)
              Whitney Designee                            5.1(a)


                                   ARTICLE II

                               CONDUCT OF BUSINESS

         SECTION 2.1. SCOPE OF ARTICLE. The provisions of this Article II shall apply to all Stock held by any Stockholder, whether or not held or acquired by such Stockholder on or after the date of this Agreement or at or after any time such Stockholder first became subject to this Agreement.

         SECTION 2.2. INFORMATION TO BE PROVIDED. Within ninety (90) days after the end of each Fiscal Year, each Stockholder shall be furnished with annual financial statements containing a balance sheet, income statement, and statement of changes in working capital as of or for the Fiscal Year then ending which financial statements shall be prepared in accordance with generally accepted accounting principles and shall be audited by Arthur Andersen LLP or such other firm of independent certified public accountants as may be selected by the Board of Directors and reasonably satisfactory to the holders of at least 70% of the PIK Preferred Stock. The Company shall also provide to each of Whitney, Fleet and such other Stockholders as the Board of Directors may determine (i) an annual operating budget and capital expenditure budget


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for each Fiscal Year (which shall be delivered prior to December 1 of the previous Fiscal Year); (ii) unaudited quarterly financial statements within 45 days of the completion of each calendar quarter of the Fiscal Year; and (iii) unaudited monthly financial statements containing a balance sheet, a statement of income, and a statement of changes in working capital and showing variances to the annual operating budget and capital expenditure budget within 30 days after the last day of each month.

         SECTION 2.3. BOOKS AND RECORDS; VISIT TO BUSINESS PREMISES. The Company shall keep books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company. Any Stockholder or its designated representative shall have the right, during normal business hours and upon two business days prior written notice to the Company specifying the records or information desired and the purpose for which the records or information is sought, to have access to and inspect and copy, at its expense, the contents of such books or records. Any 10% Stockholder or its designated representative shall have the right, during normal business hours and upon three
(3) business days prior notice specifying the business premises of the Company that the Stockholder wishes to visit and purpose for which the Stockholder desires to visit, to personally visit and inspect any business premises of the Company. The provisions of this Section 2.3 to the contrary notwithstanding, the Company shall have the right to keep confidential from the Stockholder for such period of time as the Company deems reasonable, any information which the Company reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Company in good faith believes is not in the best interest of the Company.

         SECTION 2.4. SPECIAL VOTING RIGHTS OF THE PIK PREFERRED STOCK.

         (a) Class Vote Required. For so long as any shares of PIK Preferred Stock are outstanding, without the vote of the holders of at least seventy percent (70%) of the PIK Preferred Stock and, if there has been a Vote Shift as a result of a Change of Control of Columbia, seventy percent (70%) of those shares of the then outstanding Common Stock which were issued in exchange for Class B Units of the LLC (the "Class B Units"), the Company shall not take any action that:

                  (i) Alters or changes the rights, preferences or privileges with respect to the PIK Preferred Stock (or, if there has been a Vote Shift, the Common Stock).

                  (ii) Creates, by reclassification or otherwise, any new class or series of capital stock having rights, preferences or privileges senior or pari passu to the PIK Preferred Stock (or, if there has been a Vote Shift, the Common Stock).

                  (iii) Results in any merger, reorganization, Change of Control of the Company or any transaction or a series of related transactions in which all or substantially all of the assets, properties, or businesses of the Company and its Subsidiaries taken as a whole are sold or otherwise transferred to Persons other than the Company or any of its Subsidiaries, unless such transaction would result in cash proceeds to the holders of the PIK


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                           Preferred Stock with respect to the PIK Preferred
                           Stock of an amount per share equal to or greater than the Liquidation Preference.

                  (iv) Results in an IPO that is not a Qualified IPO, subject to the rights of the Stockholders under the Registration Rights Agreement.

                  (v) Results in the redemption or repurchase of any capital stock of the Company, whether in the form of cash or promissory notes, or otherwise (except in connection with the redemption or acquisition of capital stock of the Company held by employees, directors, or consultants of the Company or any Subsidiary, or Permitted Transferees of such Persons, in connection with or in furtherance of the termination of such relationship).

                  (vi) Results in the issuance of any equity interest in the Company or in any Subsidiary, or rights to acquire such equity interests, other than under the Employee Stock Plan or in connection with a Qualified Financing or an Interim Financing.

                  (vii) Results in any distribution with respect to any equity interests in the Company (other than as permitted in clause (v) above).

                  (viii) Results in any contract, agreement, loan, transaction or other relationship with the Company or any Subsidiary and any of the Columbia Entities, Whitney or Fleet, or with an Affiliate of any of them (excluding for this purpose any Subsidiary) provided that the foregoing shall not prohibit any payment of Permitted Reimbursements.

                  (ix) Results in a change in the size, voting or composition of the Board of Directors.

                  (x) Results in an increase in the number of shares of Common Stock authorized to be issued under the Employee Stock Plan.

                  (xi) Results in the Company being engaged in any business other than the distribution of, or the indirect holding of rights to distribute, DirecTv broadcast satellite services, programming and products.

         (b) Special PIK Preferred Stock Vote. For so long as the any shares of PIK Preferred Stock are outstanding, without the consent of holders of at least fifty percent (50%) of the shares of PIK Preferred Stock neither the Company nor any Subsidiary shall enter into or consummate an acquisition of any NRTC System (other than those NRTC Systems permitted to be acquired by the LLC), or more than one NRTC System in the same or a series of related transactions from a single seller or group of Affiliated sellers, if the acquisition price per household is greater than $120 or the aggregate purchase price exceeds $25,000,000; provided, however, that this Section 2.4(b) shall expire on February 10, 1999.


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         (c) Meetings of the Stockholders may be called by any 10% Stockholder by notice to the other Stockholders setting forth the date and time of the meeting, the nature of the business to be transacted and the place of the meeting. Notice of any meeting shall be given in accordance with the Bylaws of the Company to all Stockholders not less than two (2) days nor more than ninety
(90) days prior to the meeting.

                                   ARTICLE III

                              PARTICIPATION RIGHTS

         SECTION 3.1. PARTICIPATION RIGHTS. Except in the case of issuance of shares of capital stock of the Company (i) pursuant to the Employee Stock Plan,
(ii) in connection with a Qualified Financing or Interim Financing, (iii) in exchange for capital contributions consisting of property other than cash, or
(iv) pursuant to Section 6(e) of the Certificate of Designations, prior to issuing any additional shares of capital stock of the Company all Stockholders (other than any Stockholders who own shares of Common Stock solely through participation in the Employee Stock Plan) shall have been offered the right to purchase their proportionate share of such additional shares of capital stock on the same terms and subject to the same conditions as the proposed issuance to others, which rights to purchase shall be offered to such Stockholder in the ratio that their aggregate number of shares of Stock (other than shares of Common Stock obtained through the Employee Stock Plan) bear to the aggregate number of shares of such Stock. Any shares of capital stock not initially subscribed for by such Stockholders shall be reoffered to those Stockholders electing initially to purchase their proportionate share hereunder in proportion to the relative number of shares of Stock held by those Stockholders initially electing to purchase their proportionate share. The Company shall determine the timing and such other procedures as may be necessary and appropriate to enable such Stockholders to exercise their rights hereunder, provided that in any event such Stockholders shall be given no less than five (5) business days prior notice before being required to commit to purchase the shares of capital stock pursuant to this Section 3.1.

                                   ARTICLE IV

                               TRANSFERS OF STOCK

         SECTION 4.1. SCOPE OF ARTICLE; MANDATORY PLEDGE OF STOCK. The provisions of this Article IV shall apply to all Stock, whether or not held or acquired by a Stockholder at or after the date of this Agreement or at or after any time such Stockholder first became subject to this Agreement. Every Transfer shall be subject to all of the terms, conditions, restrictions, and obligations of this Agreement. Any attempted Transfer which does not comply with the provisions of this Article shall be void and the Company shall not recognize the attempted purchaser, assignee, or transferee for any purpose whatsoever, and the Stockholder attempting such Transfer shall have breached this Agreement for which the Company and the non-breaching Stockholders shall have all remedies available for breach of contract.


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         SECTION 4.2. CONDITIONS PRECEDENT TO TRANSFER OF STOCK. Subject to
Sections 4.3 and 4.4, a Stockholder may Transfer all or any shares of Stock held by such Stockholder if all the following conditions are satisfied:

         (a) Prior Notice. At least ten (10) days prior to any proposed Transfer of Stock otherwise permitted pursuant to this Section, the Stockholder proposing to Transfer all or any shares of Stock held by such Stockholder gives a Transfer Notice.

         (b) Expenses. The transferor agrees to reimburse the Company for any expenses reasonably incurred by the Company in connection with the consummation of the Transfer.

         (c) Transfer Documents; Effective Time of Transfer. Such Stockholder and its purchaser, transferee or assignee shall execute, acknowledge, and deliver to the Company such instruments of transfer and assignment with respect to such transaction as are in form and substance reasonably satisfactory to the Company, including, without limitation, the written agreement of the purchaser, transferee or assignee to assume and be bound by all of the obligations of the transferor under this Agreement.

         (d) Securities Law Compliance. Either (i) the Transfer is to the heirs, devisees or legatees of a deceased Stockholder; (ii) the Stock to be Transferred is registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"), and any applicable state securities laws; or (iii) the Company determines that the Transfer qualifies for an exemption from the registration requirements of the 1933 Act and any applicable state securities laws. Except as specifically provided in the Registration Rights Agreement, the Company has no obligation or intention to register any of the Stock for resale under any federal or state securities laws or to take any action which would make available any exemption from the registration requirements of such laws.

         (e) Opinion of Counsel. In its discretion, the Company may require as a condition precedent to any Transfer of Stock delivery to the Company, at the proposed transferor Stockholder's expense, of an opinion of counsel satisfactory (both as to the counsel and substance of the opinion) to the Company that the proposed Transfer will satisfy all or certain of the conditions set forth in Sections 4.2(c) and (d).

         (f) Other Agreements. The Transfer complies with the provision of any employment agreement or other agreement between the Stockholder and the Company or any Subsidiary.

         SECTION 4.3. RIGHT OF FIRST REFUSAL.

         (a) Grant of Option. Upon the occurrence of an Optional Purchase Event with respect to a Stockholder, the Company, followed by all of the 10% Stockholders, shall have successive options to purchase all, but not less than all, of the shares of Stock proposed to be sold, assigned or transferred by such Stockholder (the "Offered Stock") pursuant to the terms and conditions set forth in this Agreement.

         Upon the occurrence of an Optional Purchase Event, the Stockholder with respect to whom the Optional Purchase Event has occurred shall immediately give written notice to the


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Company and to all 10% Stockholders, which notice shall describe the Optional
Purchase Event (unless the Optional Purchase Event is the giving of a Transfer Notice, in which case the Transfer Notice shall suffice). If the Stockholder with respect to whom the Optional Purchase Event has occurred does not provide such notice and another Stockholder knows of the occurrence of such Optional Purchase Event, such Stockholder may send written notice of the Optional Purchase Event to the Company, and if the Company determines that Optional Purchase Event has occurred, the Company shall provide to all 10% Stockholders the Transfer Notice.

         (b) Optional Purchase Events. For purposes of this Agreement, the term "Optional Purchase Event" shall mean any of the following events with respect to a Stockholder:

                  (i) The delivery of a Transfer Notice by the Stockholder unless such Transfer is to a Permitted Transferee.

                  (ii) In the case of any Stockholder that is an individual, the entry by any court of an order or adjudication that the current or former spouse of the Stockholder has acquired any rights in any shares of the Stockholder's Stock as a result of divorce, equitable distribution or community property partition proceedings pursuant to the laws of any state or jurisdiction.

                  (iii) In the case of any Stockholder who initially received such Stock from the Company (or an equity interest in a predecessor of the Company) when such Stockholder was an officer, director, employee, manager or independent contractor of the Company or any Subsidiary, such Stockholder is no longer an officer, director, employee, manager or an independent contractor of the Company or any Subsidiary.

                  (iv) In the case of Columbia, Columbia DBS Investors, L.P., Columbia DBS, Inc., or any other Stockholder substantially all of the assets of which consist of such Stockholder's Stock, any Transfer of its capital stock or other equity interests, or the sale or issuance of any capital stock or equity interest in such Stockholder, unless such Transfer, sale or issuance is to a Person who was an owner of such Stockholder on February 10, 1997 or a Permitted Transferee of such Stockholder (an "Indirect Transfer"); provided however, Columbia, Columbia DBS Investors, L.P. or Columbia DBS, Inc. may admit partners, members or shareholders without triggering this clause if such partners, members or shareholders are employees of Columbia Capital Corporation or if such additional partners, members or shareholders do not acquire in the aggregate more than ten percent (10%) of the equity interests in such Columbia Entity. In the case of an Indirect Transfer, the right of first refusal under this Section 4.3 and the right of co-sale under Section 4.4 shall apply to that number of shares of Stock of the Stockholder with respect to which an Indirect Transfer has occurred based upon the amount of the equity interest of such Stockholder that is Transferred or issued in the Indirect Transfer relative to the total equity interests in such Stockholder.

         (c) Proposed Transfer for Consideration. If the Optional Purchase Event is the delivery of a Transfer Notice or an Indirect Transfer and the Transfer or Indirect Transfer is for cash, indebtedness, property or other consideration, then the Company's and the 10% Stockholders' successive options shall be to purchase the Offered Stock for the fair market value of the consideration proposed to be received in the Transfer or Indirect Transfer or payable at the closing described below, and pursuant to all of the other terms and conditions of the proposed Transfer or Indirect Transfer. The Stockholder desiring to Transfer the Offered Stock (or the Stockholder with respect to which an Indirect Transfer has occurred) and the Company (acting on behalf of all Persons who exercise their option to purchase hereunder) shall attempt to agree, in writing, on the fair market value of any noncash consideration to be received in the proposed Transfer. If the Stockholder and the Company are unable to agree on the fair market value of the noncash consideration within thirty (30) days following the exercise of the options to purchase granted in this Section, either the Stockholder or the Company may by notice to the other commence the Appraisal Process.

         (d) Other Optional Purchase Events. If the Optional Purchase Event is not a proposed Transfer or Indirect Transfer for consideration, then the successive options shall be for a purchase price equal to (i) the fair market value of the Offered Stock as of the last day of the calendar month immediately prior to the occurrence of the Optional Purchase Event (the "Valuation Date"), plus (ii) interest at the Prime Rate on the amount determined under clause (i) from the Valuation Date to the closing date, compounded monthly, reduced by
(iii) any dividends or other distributions with respect to the Offered Stock from the Valuation Date through the closing. For purposes of determining the purchase price, the fair market value of a share of Stock shall equal the amount that would be received by the owner of such share of Stock if all of the assets of the Company were sold for cash equal to their fair market value, the Company paid all of its liabilities and liquidated, all as of the Valuation Date. The selling Stockholder and the Company (acting on behalf of all Persons who have options to purchase hereunder) shall attempt in good faith to agree on the fair market value of the Offered Stock. If they are unable to agree, in writing, on the fair market value of the Offered Stock within thirty (30) days following the exercise of the options to purchase granted in this Section, either the selling Stockholder or the Company may by notice to the other commence the Appraisal Process.

         (e) Exercise of Option by the Company. The Company shall provide written notice of exercise of the option to the Stockholder with respect to whom an Optional Purchase Event has occurred and to all 10% Stockholders within thirty (30) days following the Transfer Notice or the other written notice to all 10% Stockholders of the occurrence of the Optional Purchase Event, specifying whether or not the Company is exercising its option to purchase the Offered Stock pursuant to this Section. A failure by the Company to give notice within such period shall be deemed to be a notice of nonexercise.

         (f) Exercise of Option by 10% Stockholders. In the event the Company does not exercise its option, then each of the 10% Stockholders shall have the option to (i) purchase the Offered Stock pursuant to this Section 4.3 on the same terms as the Company in proportion to the relative number of shares of Stock held by all the 10% Stockholders; (ii) exercise the rights of co-sale specified in Section 4.4 below; or (iii) neither purchase any of such Offered Stock nor exercise rights of co-sale. In order to exercise its option pursuant to this Section, a 10%

Stockholder shall provide written notice of exercise of the option to the Stockholder with respect to whom an Optional Purchase Event has occurred, to the Company and to all other 10% Stockholders within thirty (30) days following the Company's nonexercise. If any 10% Stockholder elects not to exercise their option, then those 10% Stockholders that do exercise their option shall have the option, for an additional fifteen (15) days following the end of the option period for all 10% Stockholders, to acquire the Offered Stock that could have been acquired by the nonexercising 10% Stockholders in proportion to the relative number of shares of Stock held by the exercising 10% Stockholders.

         (g) Waiver; Failure to Exercise Options. Any party with an option to purchase Stock pursuant to this Article may waive its option at any time by notice of such waiver to the Company. With respect to an Optional Purchase Event that is the giving of a Transfer Notice, if Persons with options under this Section shall fail to exercise their options to purchase the Offered Stock within the applicable periods, or in the event the purchaser(s) shall fail to tender the required consideration at the closing referred to below, then subject to the rights of co-sale described in Section 4.4 below, the transferring Stockholder may transfer the Offered Stock to the Person, and upon the terms and price, specified in the notice of the proposed Transfer, but only if such Transfer is consummated within ninety (90) days after the expiration or withdrawal of the last option, or the failure to tender the consideration if applicable. If the Offered Stock is not so transferred within the applicable period, the Offered Stock shall again become subject to all of the terms and conditions of the Agreement and may not thereafter be transferred except in the manner and on the terms herein provided. In the event the Company or any 10% Stockholder exercises an option hereunder, but fails to tender the required consideration at the closing, the transferring Stockholder shall have all rights and remedies against the Company or the exercising 10% Stockholders, as the case may be, available for breach of contract, including the remedy of specific performance.

         (h) Closing of Purchase of Stock; Payment of Purchase Price; Security. The closing of the purchase of any Offered Stock by the Company or any of the 10% Stockholders pursuant to this Section shall occur at the offices of the Company within thirty (30) days after the earlier of (a) the written agreement of the parties on the fair market value of the Offered Stock or the consideration to be received therefor, as the case may be, or (b) the conclusion of the Appraisal Process. At the closing, the selling Stockholder shall deliver to the purchaser(s) of the Offered Stock certificates evidencing the Offered Stock, and the purchaser(s) shall deliver the purchase price as provided below to the such Stockholder. The selling Stockholder and the purchaser(s) each shall execute and deliver such other documents as may reasonably be requested by the other.

         The purchase price shall be delivered at closing as follows:

         (i) If the purchase of the Offered Stock is as a result of a proposed Transfer to a third party for consideration, the purchase price determined under this Agreement shall be payable on the same basis as the purchase price was to have been paid by the third party.

         (ii) If the purchase of the Offered Stock is as a result of any other Optional Purchase Event the purchase price shall be payable in cash or same day funds.

         SECTION 4.4.      RIGHT OF CO-SALE.

         (a) Right of Co-Sale. In the event of a proposed Transfer of Stock to a Person who is not a Permitted Transferee, to the extent the Stock proposed to be transferred is not purchased by the Company pursuant to its right of first refusal described in Section 4.3, each other Stockholder shall have the right to participate in the Transfer in the manner set forth in this Section 4.4. Each such nontransferring Stockholder may Transfer to the proposed transferee identified in the Transfer Notice a pro rata share (defined below) of such non-transferring Stockholders Stock, by giving written notice to the Company and to the transferring Stockholder within the thirty (30) day period specified in
Section 4.3(f), which notice shall state that the Stockholder elects to exercise its rights of co-sale under this Section 4.4. A notice of exercise of a Stockholder's right of first refusal under Section 4.3(f) and a notice of exercise of a Stockholder's rights of co-sale hereunder shall be mutually exclusive and the first such notice given shall be binding and irrevocable. Each nontransferring Stockholder shall be deemed to have waived its right of co-sale hereunder either if it fails to give notice within the prescribed time period or if such Stockholder gives notice exercising its right of first refusal pursuant to Section 4.3(f). A nontransferring Stockholder's pro rata share for this purpose shall equal that number of shares of the nontransferring Stockholder's Stock represented by the number obtained by multiplying the number of shares of Stock that are the subject of the proposed Transfer by a fraction, the numerator of which is the number of shares of Stock then held by such nontransferring Stockholder, and the denominator of which is the number of shares of Stock then held by all persons entitled to this right of co-sale plus the number of shares of Stock proposed to be Transferred by the transferring Stockholder. Insofar as possible this right of co-sale shall apply to Stock of the same class or classes as the Stock subject to the Transfer Notice. If any Stockholder desiring to exercise its rights of co-sale hereunder does not have a sufficient number of Stock of the same class as the Stock subject to the Transfer Notice, such Stockholder may substitute Stock of another class so long as such class ranks senior in liquidation to the class of Stock subject to the Transfer Notice. In the event the proposed Transfer is of Common Stock and a Person wishing to exercise its rights of co-sale hereunder does not have sufficient shares of Common Stock, but has PIK Preferred Stock, such Person may convert a sufficient number of PIK Preferred Stock into Common Stock in accordance with the procedures set forth in the Certificate of Designations.

         (b) Consummation of Co-Sale. Each nontransferring Stockholder, in exercising its right of co-sale hereunder, may participate in the Transfer by delivering to the transferring Stockholder at the closing of the Transfer of the transferring Stockholder's Stock to the transferee (the "Closing") one or more certificates duly endorsed representing the shares of Stock to be transferred by such nontransferring Stockholder. At the Closing, such certificates will be delivered to the purchaser (whether such purchaser is the proposed transferee set forth in the Transfer Notice or those Stockholders who have exercised their rights of first refusal under Section 4.3) and the transferring Stockholder will remit, or will cause to be remitted, to the nontransferring Stockholder at the Closing that portion of the proceeds of the Transfer to which such nontransferring Stockholder would otherwise be entitled by reason of such nontransferring Stockholder's participation in such Transfer pursuant to these rights of co-sale.

         (c) Indirect Transfers. In the case of an Indirect Transfer, the right of co-sale under this Section 4.4 shall be the right to put that number of shares of Stock of the Stockholders electing their rights of co-sale hereunder to the Stockholder with respect to whom the Indirect Transfer has occurred, as if such Stockholder had Transferred that proportionate number of shares of Stock described in Section 4.3(b)(iv) above.

         SECTION 4.5.      APPRAISAL PROCESS.

         (a) If a Stockholder and the Company are unable to agree, in writing, on the fair market value of any shares of Stock or the consideration to be received in exchange for any shares of Stock within the time limits set forth in
Article IV, at any time following the expiration of such time limit either may invoke the process described in this Section (the "Appraisal Process") by sending the notice selecting an appraiser as described in subparagraph (i) below, in which case the determination of fair market value in accordance with this Article shall be final and binding on all parties to this Agreement. If the purchaser of the Stock is one or more of the Stockholders, all decisions relating to the Appraisal Process shall be made by the Company on behalf of the Stockholders who have exercised their options to purchase; neither the Stockholder whose Stock is being purchased nor the nonexercising Stockholders shall participate in any of the Company's decisions relating to the Appraisal Process.

         (i) First Appraisal. The written notice invoking the Appraisal Process shall state that the Appraisal Process is being invoked and shall set forth the name and address of the unrelated third party appraiser selected by the party invoking the Appraisal Process. Any appraiser selected pursuant to this Section shall be a Person qualified with respect to determining the fair market value of the shares of Stock or other property that is in question. The party to the purchase and sale transaction who did not invoke the Appraisal Process shall have ten (10) days following the notice of the selection of the first appraiser to select a second unrelated third party appraiser by sending to the other party written notice setting forth the name and address of the second appraiser.

         If a second appraiser is not selected within the 10 day time period, the appraiser selected by the party invoking the Appraisal Process shall prepare his appraisal report and submit it to the owner of the shares of Stock and the Company within sixty (60) days following the notice of his selection as an appraiser, in which case the Appraisal Process shall be concluded and the fair market value of the property in question shall be the amount set forth in the appraiser's report.

         (ii) Second Appraisal. If a second appraiser has been selected pursuant to subparagraph (i) above, the two appraisers so selected shall consult with each other in an effort to reach an agreement as to the fair market value. If the two appraisers shall agree in writing as to the fair market value of the property in question within forty-five (45) days following the appointment of the second appraiser, the fair market value of such property shall be the amount to which the appraisers have agreed, and the Appraisal Process shall be concluded.

         In the event the two appraisers are unable to agree as to the fair market value, the two appraisers shall prepare their separate reports and submit them to the Company and the owner of the shares of Stock within sixty (60) days following the appointment of the second appraiser. If the higher fair market value exceeds the lower fair market value by 10% or less of the lower fair market value the Appraisal Process shall be concluded and the fair market value of the property in question shall be the average of the two fair market values as set forth in the two appraisal reports. If the higher fair market value exceeds the lower fair market value by more than 10% of the lower fair market value, the owner of the shares of Stock and the Company shall further attempt to agree as to the fair market value.

         (iii) Third Appraisal. If the higher fair market value of the two appraisals exceeds the lower fair market value by more than 10% of the lower fair market value and, as of the eleventh (11th) day following the submission of both appraisal reports, neither party has sent written notice calling for a third appraiser, the Appraisal Process shall be concluded and the fair market value of the property in question shall be the average of the two fair market values as set forth in the two appraisal reports. If, however, the higher fair market value exceeds the lower fair market value by more than 10% of the lower fair market value and, within ten (10) days following the submission of the first two appraisers' reports, either party sends written notice to the other calling for a third appraiser, the two previously-selected appraisers shall promptly (but in any event within thirty (30) days following the submission of both appraisal reports) select a third appraiser to determine the fair market value of the property in question. The first two appraisers shall notify the Company, which shall in turn notify the owner of the shares of Stock and all other Stockholders, of the name and address of the third appraiser so selected; provided, however, that if the Company has not received notice of the name and address of the third appraiser within such thirty (30) day period, then the fair market value of the property in question shall be the average of the two appraisals that have been completed. Neither the previously selected appraisers, the Stockholder whose shares of Stock are being purchased, the Company, the Stockholders nor any Persons related to any of them shall disclose to the third appraiser the appraisal reports of the first two appraisers or the results of the first two appraisals. Within thirty (30) days following his appointment, the third appraiser shall submit to the owner of the shares of Stock and the Company his appraisal report, in which case the Appraisal Process shall be concluded and the fair market value of the property in question shall be the average of the two appraisals that are closest to each other.

         (b) Costs of Appraisal Process.

         (i) General Rules. Unless provided otherwise in clause (b)(ii) below, the costs of the Appraisal Process shall be borne equally by the Stockholder whose shares of Stock are being purchased and by the Person(s) obligated to purchase such shares of Stock. If one or more of the Stockholders exercised its option to purchase such shares of Stock, the portion of the costs of the Appraisal Process that are not borne by the owner of such shares of Stock shall be divided among the exercising Stockholders based upon the relative number of shares of Stock being purchased.

         (ii) Exception. Notwithstanding subparagraph (i) above, in the event a party calls for a third appraiser as provided above and the fair market value of the property in question as determined pursuant to the Appraisal Process is less favorable to that party than if the fair market value was determined by averaging the appraised fair market values as determined by the first two appraisers, the entire costs of the Appraisal Process shall be borne by the party calling for the third appraiser.

                                    ARTICLE V

                               BOARD OF DIRECTORS

         SECTION 5.1. SIZE AND COMPOSITION OF BOARD OF DIRECTORS. (a) Each of the Stockholders agrees that the number of members of the Board of Directors shall be seven (7) and that such Stockholder shall not take or permit to be taken any action, unless expressly permitted by this Section 5.1, which would change such number. Each Stockholder agrees to vote or otherwise cause the election of the following individuals as directors:

         (i) Two (2) individuals designated in writing by Whitney (each, a "Whitney Designee").

         (ii) One (1) individual designated in writing by Chisholm (the "Chisholm Designee").

         (iii) The chief executive officer of the Company, as may be elected from time to time by the Board of Directors.

         (iv) Those two (2) individuals elected by a vote of the holders of Common Stock who received such Common Stock in exchange for Class B Units pursuant to the Preferred Stock Corporate Conversion, with each such holder being entitled to cast that number of votes equal to the number of such shares of Common Stock held by such holder, which vote shall be taken separately with respect to each of the two (2) seats without cumulative voting. The two (2) individuals designated pursuant to this clause (iv) shall be entitled to two (2) votes each on all matters before the Board of Directors until such time that the size of the Board of Directors is increased to nine members as provided below, or until there is a Vote Shift.

         (v) One (1) individual elected by a vote of the holders of the Common Stock, with each such holder being entitled to cast that number of votes equal to the number of such shares of Common Stock held by such holder.

         Those Persons serving on the board of managers of the LLC on the date hereof shall continue to serve as members of the Board of Directors until their death or resignation, or until their successor is designated as provided herein.

         (b) Upon the affirmative vote of Columbia, Whitney and Chisholm, the size of the Board of Directors shall be increased from seven (7) to nine (9). The two additional seats shall be filled by individuals approved by Columbia, Whitney and Chisholm, and elected by holders of a majority of the Stock, and who are not otherwise Affiliates of any of the Columbia Entities, Whitney or Fleet. In the event of such an increase in the size of the Board of Directors, the two
(2) individuals designated pursuant to clause (iv) above and the two (2) new designated individuals shall be entitled to one vote each.

         Within five (5) days following any Change of Control of Columbia, then the Columbia Entities shall give notice of such event to Whitney and Chisholm ("Change Notice"). If the

Columbia Entities do not give the required Change Notice, Columbia and Columbia DBS Investors, L.P. shall be in breach of this Agreement, and in addition Whitney or Chisholm still have the right at any time to give the Change Notice. At any time following a Change Notice and continuing for a period of one year thereafter, either Whitney or Chisholm shall have the right to implement the Vote Shift by notice to the Board and all of the Stockholders. The Vote Shift shall be effective immediately upon such notice; provided however, if the Change of Control of Columbia is curable, the Columbia Entities shall have 90 days following the Vote Shift to cure the Change of Control of Columbia, and if cured within such period the Vote Shift shall be deemed rescinded as of the date of such cure.

         (c) The Board of Directors shall meet not less often than once per quarter. In the event that the Board of Directors create an "Executive Committee," a "Compensation Committee," an "Audit Committee," or committees with similar functions such committees shall have at least one member designated by each of Columbia, Whitney and Chisholm.

         (d) At such time as there are no longer any shares of PIK Preferred Stock outstanding, the following shall be the composition of the Board of
Directors: (i) the size of the Board of Directors shall be the same as that immediately prior to such time, (ii) each member of the Board of Directors shall have one vote on all matters and (iii) all directors shall be elected by the holders of the Common Stock.

         SECTION 5.2 INSURANCE. The Company shall maintain in force "directors and officers" insurance for the members of the Board of Directors in such form and with such coverage amounts as shall be determined by the Board of Directors and satisfactory to Whitney and Fleet (but in no event shall coverage in excess of $3,000,000 be required by Whitney and Fleet). The Company shall maintain in force so long as requested to do so by Whitney, Fleet, or Columbia, key man insurance on the life of the Company's Chief Executive Officer in an amount of coverage not less than $10,000,000 and on the life of the Company's Chief Financial Officer in an amount of coverage not less than $3,000,000, provided, however, that such individuals are insurable at commercially reasonable rates.

                                   ARTICLE VI

                                  MISCELLANEOUS

         SECTION 6.1. NOTICES. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer or manager of the Person to whom the same is directed, or sent by regular, registered, or certified United States mail, or by facsimile transmission or by private mail or courier service, addressed as follows: if to the Company, to the principal office address of the Company, or to such other address as may be specified from time to time by notice to the Stockholders; if to a Stockholder, to the address set forth in the records of the Company, or to such other address as the Stockholder may specify from time to time by notice to the Company. Any such notice shall be deemed to be delivered, given, and received for all purposes (i) as of the date of actual receipt if delivered personally or if sent by regular mail, facsimile transmission or by private mail or courier service, or (ii) four (4) business days after the date on which the same was deposited in a regularly-maintained receptacle for the deposit of United States mail, if sent by registered or certified United States mail, postage and charges prepaid, return receipt requested.

         SECTION 6.2. BINDING EFFECT. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Stockholders, and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

         SECTION 6.3. CONSTRUCTION. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Stockholder. No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement. The parties acknowledge that each party to this Agreement has shared equally in the drafting and construction of this Agreement and, accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other.

         SECTION 6.4. ENTIRE AGREEMENT; RELATIONSHIP TO CERTIFICATE OF INCORPORATION AND BYLAWS; AMENDMENTS. This Agreement constitutes the entire agreement among the Stockholders with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. To the extent any provision of this Agreement is inconsistent with any provision of the Certificate of Incorporation (including the Certificate of Designations) or Bylaws of the Company, the Stockholders agree that as among themselves this Agreement shall control. The Stockholders agree to take any action necessary, including voting their Stock, to give effect to the foregoing sentence. This Agreement may only be amended by an agreement in writing signed by the Company and by (i) Preferred Stockholders holding of record 70% or more of the then outstanding PIK Preferred Stock and
(ii) Stockholders holding of record 70% or more of those shares of the then outstanding Common Stock which were issued in exchange for Class B Units. Any such amendment shall be binding on the Company and all Stockholders.

         SECTION 6.5. HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

         SECTION 6.6. SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         SECTION 6.7. ADDITIONAL DOCUMENTS. Each Stockholder, upon the request of the Company, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

         SECTION 6.8. VARIATION OF PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

         SECTION 6.9. TERMINATION. Notwithstanding any other provision herein contained to the contrary, this Agreement shall be terminated and shall cease to have any force and effect upon the consummation of a Qualified IPO (as defined in the Certificate of Designations of the PIK Preferred Stock).

         SECTION 6.10. GOVERNING LAW; CONSENT TO JURISDICTION; DISPUTE
RESOLUTION.

         (a) The laws of the State of Delaware shall govern the validity of this Agreement and the construction and interpretation of its terms. All disputes between or among any Stockholders arising out of or in any way connected with the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of the dispute resolution provisions contained herein) shall be solely and finally settled in accordance with this
Section 6.10. Each Stockholder hereby irrevocably consents to the personal jurisdiction of the courts of the Commonwealth of Virginia with respect to matters arising out of or related to the enforcement of the provisions of this
Section 6.10 and with respect to matters, if any, related to this Agreement not required to be resolved pursuant to this Section 6.10.

         (b) Mandatory Arbitration. All disputes between or among any Stockholders arising out of or in connection with the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be solely and finally settled by a board of arbitrators consisting of either one arbitrator or three arbitrators, as set forth below (the term "Arbitrators" shall refer to the board of arbitrators, whether it consists of one or three members). The arbitration proceedings shall be held in the Washington, D.C. metropolitan area, and except as otherwise may be provided in this Section, the arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA").

         (c) Arbitration Notice. If a Stockholder or Stockholders determine to submit a dispute for arbitration pursuant to this Section, such Stockholder(s) shall furnish the other Stockholders with a dated, written statement (the "Arbitration Notice") indicating (i) such Stockholder's intent to commence arbitration proceedings, (ii) the nature, with reasonable detail, of the dispute and (iii) the remedy or remedies such Stockholder will seek.

         (d) Selection of Sole Arbitrator. Within ten (10) days of the date of the Arbitration Notice, the Stockholder or Stockholders commencing the arbitration (collectively, the "Petitioner") and the party with whom the Petitioner has its dispute (collectively, the "Respondent") shall attempt to agree on and then select one neutral arbitrator (the "Sole Arbitrator"). A "neutral" arbitrator shall be a Person who would not be subject to disqualification under rule No. 19 of the AAA Rules.

         (e) Arbitration Panel. If, within such ten (10) day period, the Petitioner and Respondent are unable to agree upon a Sole Arbitrator, each of them shall have five (5) business days (following the expiration of the ten (10) day period) to select (and provide written notice of such selection to the other Stockholders and the Company) a qualifying arbitrator. A "qualifying" arbitrator is a Person who is not (i) an Affiliate or Family Member of either the Petitioner or Respondent or (ii) counsel to any such Person at such time. If either the Petitioner or Respondent fails to select a qualifying arbitrator or provide such notice within the five (5) day period, the AAA shall have the right to make such selection. (Such qualifying arbitrators hereafter may be referred to, respectively, as the "First Arbitrator" and the "Second Arbitrator.") Within ten (10) days following their selection, the First and Second Arbitrator shall select (and provide written notice to the Stockholders and the Company of such selection) a third arbitrator (the "Third Arbitrator") from a list of members of the AAA's National Panel of Commercial Arbitrators. The Third Arbitrator must be "neutral" as that term is defined above. Notwithstanding the foregoing, if a dispute involves more than two Stockholders, all proceedings shall be conducted before a Sole Arbitrator, who shall be selected by the AAA if the Stockholders are unable to agree upon such Sole Arbitrator within the ten (10) day period mentioned above.

         (f) Discovery Requests. At any time within forty (40) days after the date of the Arbitration Notice, the Petitioner and Respondent can make discovery requests of the other (including, but not limited to, requests for delivery of documents, production of witnesses for testimony and delivery of interrogatory responses). The recipient of a discovery request shall have ten (10) days after the receipt of such request to object to any or all portions of such request and make an application to the Arbitrators to limit the scope of such discovery request, and shall respond to any portions of such request not so objected to within twenty (20) days of the receipt of such request. All objections shall be in writing and shall indicate the reasons for such objections. Within five (5) business days after the end of the period for the submission by the requested party of an application to limit the discovery request, the Arbitrators shall grant or deny such discovery request, in whole or in part, to the extent the Arbitrators determine such discovery is or is not, as the case may be, reasonably necessary to enable the requesting party to obtain information relevant to the dispute without unreasonably burdening the requested party. The requested party shall comply with a discovery request granted by the Arbitrators within ten (10) business days after such discovery request is granted, or within such longer period as the Arbitrators may determine upon application of the requested party for extension thereof for reasonable cause. Neither party shall be permitted to make more than one application for discovery to the Arbitrators. All depositions shall be taken in the city in which the Person being deposed resides or has its principal place of business, unless otherwise agreed by the parties. The Arbitrators are not authorized to subpoena documents or perform independent investigations.

         (g) Timing of Hearings. Hearings must commence no later than ninety
(90) days following the date of the Arbitration Notice and such hearings shall be conducted for no more than five (5) business days.

         (h) Format of Hearings. Each of the Petitioner and the Respondent shall submit a brief, outlining such party's claim for relief or defense to any claim, to the other and to the Arbitrators on or before the tenth (10th) day following the date of the last hearing. Reply briefs must be exchanged and submitted to the Arbitrators on or before the twentieth (20th) day following the date of the last hearing. The final decision of the Arbitrators is due on or before the thirtieth (30th) day following the date of the last hearing. The Arbitrators shall choose the form of final decision that, in their judgment, is most consistent with the terms of this Agreement and the intent of the Stockholders, as supported by evidence presented by the Petitioner and Respondent in the arbitration proceeding or, if the subject matter of the dispute is not clearly addressed in or determinable under this Agreement, that, in their opinion, would


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

be most fair to the Petitioner and Respondent under the arbitration. The Arbitrators shall not be required to provide reasons for their decision.

         (i) Fees and Expenses. The fees of the First and Second Arbitrators shall be borne by the Petitioner and Respondent, respectively. All other expenses of the arbitration shall be shared equally by the Petitioner and Respondent in accordance with the AAA Rules.

         (j) Arbitrators' Discretion. The foregoing time periods and procedural steps may be modified or extended by the Arbitrators in their discretion to the extent they deem necessary to prevent fundamental unfairness; provided that at all times the Arbitrators shall be mindful of the Stockholders' desire for the most expeditious possible resolution of the Stockholders' disputes; and provided, further, that a final decision of the Arbitrators shall be rendered within 120 days of the Arbitration Notice.

         (k) Enforceability. To the extent permissible under applicable law, the Stockholders agree that the award of the Arbitrators shall be final and shall not be subject to judicial review. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law, including the Federal Arbitration Act, 9 U.S.C. Section 2.

         (l) Injunctive Relief. Nothing contained in this Section shall prevent a Stockholder from seeking injunctive relief or require arbitration of any issue for which injunctive relief is sought by either party hereto.

         SECTION 6.11. COUNTERPART EXECUTION; FACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts with the same effect as if the Company and all of the Stockholders had signed the same document. Such executions may be transmitted to the Company and/or the other Stockholders by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

         SECTION 6.12. DISSOLUTION OF THE COMPANY.

                  (a) TRIGGERS. The Company shall dissolve at any time after February 10, 2003, if at such time the aggregate Liquidation Preference is at least $7.5 million (excluding the Liquidation Preference on any PIK Preferred Stock distributed as a dividend) and holders of at least a majority of PIK Preferred Stock then outstanding vote to dissolve the Company and provide notice of such vote to the Board of Directors; provided, however, that in the event that such a vote and resulting dissolution of the Company would result in an event of default or an incipient default under any then existing indebtedness of the Company or any Subsidiary with an outstanding balance of $10 million or more, then such majority vote shall not cause the dissolution of the Company, but rather shall constitute notice by the holders of the PIK Preferred Stock to the Board of Directors that such holders desire that the Board of Directors promptly arrange the sale of the Company (including its Subsidiaries) or a sale of all or substantially all of its assets.

                  (b) WINDING UP OR SALE. Upon dissolution of the Company the Board of Directors shall wind up the Company's affairs; but the Delaware Court of Chancery, upon cause shown, may wind up the Company's affairs upon application of any 10% Stockholder, his legal representative or assignee, and in connection therewith, may appoint a liquidating trustee. The Persons charged with winding up the Company shall settle and close the Company's business, and dispose of and convey the Company's noncash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the Company's assets.

         If the holders of the PIK Preferred Stock have given notice under
Section 6.12(a) (regardless of whether such notice has caused the dissolution of the Company), and if the Company has not entered into a definitive agreement for the sale or other disposition of substantially all of its equity interests or assets on or prior to the date that is six (6) months after the date of such notice, or if the Company has not closed the sale or other disposition of substantially all of its equity interests or assets on or prior to the date that is nine (9) months after the date of such notice, then at any time after either of such dates the holders of the PIK Preferred Stock acting by a vote of the holders of a majority of such PIK Preferred Stock may give notice of a Vote Shift, which Vote Shift shall be immediately effective.

         SECTION 6.13. SPECIAL PRICE ADJUSTMENT IN THE CASE OF INTERIM FINANCING. If, in connection with any Interim Financing, the Company is required to issue Common Stock or rights or warrants entitling the holders thereof to subscribe for or to purchase shares of Common Stock, then in lieu of the weighted average price protection provided in Section 6(e)(iii) of the Certificate of Designations, the number of shares of Common Stock into which the shares of PIK Preferred Stock shall be convertible shall be increased so that:

                  (i) the ratio of (x) the number of shares of Common Stock into which the PIK Preferred Stock is convertible immediately after such Interim Financing to (y) the sum of (A) the total number of shares of Common Stock outstanding (on a fully diluted basis) immediately after such Interim Financing plus (B) shares of Common Stock underlying the PIK Preferred Stock immediately after such Interim Financing equals

                  (ii) the ratio of (x) shares of Common Stock underlying the PIK Preferred Stock immediately before such Interim Financing to (y) the sum of
(A) the total number of shares of Common Stock outstanding (on a fully diluted basis) immediately before such Interim Financing plus (B) the total number of shares of Common Stock into which the PIK Preferred Stock is convertible immediately before such Interim Financing.

In addition, any commitment, underwriting, structuring or syndication fees (other than customary periodic agency fees for administrative services) in excess of four percent (4%) of the principal amount of the Interim Financing which are payable by the Company in connection therewith shall be borne by the Columbia Entities in proportion to their equity interests without recourse to the Company.

         SECTION 6.14. TIME OF THE ESSENCE. Time is of the essence with respect to each and every term and provision of this Agreement.

                      [SIGNATURES FOLLOW ON THE NEXT PAGE]




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


Execution Page to the Stockholders Agreement


         IN WITNESS WHEREOF, the Company and Stockholders have executed this Agreement on the following execution pages, to be effective as of the date first set forth above.


THE COMPANY:

                                            DIGITAL TELEVISION SERVICES, INC.
                                            a Delaware corporation


                                            By: ________________________________
                                                Douglas S. Holladay, Jr.
                                                President

Execution Page to the Stockholders Agreement


STOCKHOLDERS:

                                     COLUMBIA DBS, INC.,
                                       a Virginia corporation
                                     COLUMBIA DBS CLASS A INVESTORS, LLC
                                       a Delaware limited liability company
                                     COLUMBIA DBS INVESTORS, L.P.,
                                       a Delaware limited partnership
                                     WHITNEY EQUITY PARTNERS, L.P.
                                       a Delaware limited partnership
                                     FLEET VENTURE RESOURCES, INC.
                                       a Rhode Island corporation
                                     FLEET EQUITY PARTNERS VI, L.P.,
                                       a Delaware limited partnership
                                     CHISHOLM PARTNERS III, L.P.,
                                       a Delaware limited partnership
                                     KENNEDY PLAZA PARTNERS,
                                       a Rhode Island general partnership
                                     DOUGLAS S. HOLLADAY, JR.
                                     HOLLADAY FAMILY LIMITED PARTNERSHIP,
                                       a Georgia limited partnership
                                     WILLIAM J. DORRAN
                                     DONALD A. DOERING
                                     EARLE A. MACKENZIE
                                     STEVEN B. BING
                                     ALAN G. BADGLEY
                                     CRAIG L. BENN
                                     W. MARC FARMER
                                     KURT J. FRIEDMANN
                                     BRIAN W. HEFFERNAN
                                     LYNDEN D. KLEIN
                                     JEFFREY L. WATKINS
                                     SUZANNE H. BEISNER

                                            By: DTS Management, LLC,
                                            a Georgia limited liability company,
                                            their Attorney-in-Fact

                                            By: ____________________________
                                                Douglas S. Holladay, Jr.
                                                President

                                       25